Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Arrow Financial Corporation of our report dated March 6, 2026 relating to the 2025 and 2024 consolidated financial statements and effectiveness of internal control over financial reporting as of December 31, 2025 appearing in the Annual Report on Form 10-K of Arrow Financial Corporation for the year ended December 31, 2025, and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP
Crowe LLP

Indianapolis, Indiana

April 22, 2026